Exhibit 10.6

This is a translation into English of the official Hebrew version of this agreement. In the event of a conflict between the English and Hebrew texts, the Hebrew text shall prevail

December 31, 2024

To: TurboGen Ltd.

22 Efal St. Petah Tikva, 4951122

(the “Company”)

Via Email

Notice of Conversion at an Agreed Price – July 2023 Loan

WHEREAS: On July 16, 2023, we entered into an Assignment Deed with Mr. Alex Katz, whereby Mr. Alex Katz transferred to us half of his rights and obligations under a Convertible Loan and Options Agreement (the “Agreement”), pursuant to which we provided the company with a Convertible Loan in a total aggregate amount of NIS 2,000,000, against which 201,666 non-tradable Convertible Notes were allotted to us, convertible into Ordinary Shares of the company (Security No. 1192012) (the “Convertible Notes” and the “Loan”, as the case may be);

AND WHEREAS: In accordance with the provisions of the Agreement 142,857 non-tradable Options were allotted to us, exercisable into Ordinary Shares of the company with exercise price of NIS 8.00 (Security No. 1192004) (the “Options”);

AND WHEREAS: As mutually agreed upon with the company, it was agreed to settle the Loan in full by way of converting all Convertible Notes into Conversion shares, and to cancel the Options;

THEREFORE, we hereby notify you of our irrevocable consent to the full Satisfaction of the outstanding Loan balance (principal and interest), and to the cancellation of the Options, all as detailed below:

1.	Pursuant to the mutually agreed with the company, the full balance of the Convertible Notes shall be converted into Ordinary shares of the company, at an agreed price per share of NIS 6.00, as hereunder:

Amount of Conversion Shares (NIS 0.01 Par Value)	Total Loan Amount for Conversion (NIS)	Loan Interest Amount for Conversion (NIS)	Loan Principal Amount for Conversion (NIS)
403,333	2,420,000	420,000	2,000,000

Since the VAT component on the loan interest amount (the “VAT Component”) will be paid by Ordinary Shares of the company (instead of cash payment), the total amount of shares to be allotted to me will include VAT Component (the “Allotted Shares”).

Notwithstanding the above, if it be agreed between us and the company in writing that the company shall bear the payment of the VAT Component in cash, then the amount of Allotted Shares shall be updated to a total of 403,333 Ordinary Shares of the company.

It is known to us that the allotment of shares as mention above is subject to and conditional upon receiving all required approvals by law, including the approval of the company’s Board of Directors, the approval of the General Meeting of the company’s shareholders, and the approval of the Tel Aviv Stock Exchange Ltd. (the “TASE”) for the listing of the company’s shares for trading, as well as conditional upon the provisions of the Stock Exchange articles and the instructions under. Furthermore, if all required approvals as mentioned above are not accepted, we shall have no right to claim and/or demand and/or argument against the company or anyone on its behalf in connection therewith.

2.	All Options shall be cancelled and expired, and we shall have no right in them and/or to the exercise of any of them.

3.	We are aware that in accordance with the provisions of the Securities Law, 1968, and the Securities Regulations (Details regarding Sections 15A to 15C of the Law), 2000, restricted securities will apply to the shares allotted to us as mentioned above.

4.	Each party shall pay its own expenses pursuant to this notice. It is clarified that we undertake to transfer to the company, at the required time, the applicable withholding tax on the interest amount, unless we have presented a lawful exemption from withholding tax in this regard.

Sincerely,

/s/ David Benjamin Greenberg	/s/ Elliot Tannenbaum
David Benjamin Greenberg	Elliot Tannenbaum

/s/ Dov Tannenbaum
Dov Tannenbaum